CoreStates Financial Corp
Broad and Chestnut Streets
PO Box 7558
Philadelphia, PA 19101-7558

                                                                      Exhibit 99

Contact      Gary Brooten or George Biechler                        [CORESTATES
                 (215) 973-3546                                         LOGO
                                                                      APPPEARS
For Release  Immediately Upon Receipt                                   HERE]


                   CORESTATES REPORTS FIRST QUARTER EARNINGS

     Philadelphia, April 22, 1998--CoreStates Financial Corp today announced first quarter 1998 net income of $202,910,000 compared to $198,113,000 for the first quarter of 1997. Earnings per share were a record $1.02 (basic) and $1.01 diluted for the impact of outstanding stock options. This was up approximately 9% from first quarter 1997 earnings per share of 94 cents basic and 93 cents diluted.

     Return on average total assets was 1.76% and return on average shareholders' equity was 24.69%.

     Key components of the first quarter operating earnings were net interest income of $500,704,000, based on a net financial margin of 4.92%; total non-interest income of $227,863,000, including a total of $183,758,000 from the five major categories of revenues from fee-based services; and total non-financial expenses of $373,257,000.

     Total non-performing assets at March 31 were $274 million or 0.78% of total loans plus real estate foreclosed of 0.57% of total assets. The first quarter provision for loan losses was $45,000,000. Net charge-offs were $41.4 million, leaving a total reserve for possible loan losses at March 31 of $638 million or 1.82% of total loans.

     Consolidated total assets at March 31 were $48.1 billion, including $35.0 billion of consolidated net loans. Consolidated total deposits were $34.8 billion. The comparable numbers for March 31, 1997, were $45.1 billion, $33.1 billion and $33.1 billion, respectively.

     Shareholders' equity at March 31 was $3.5 billion or 7.2% of total assets. The Tier 1 leverage ratio (Tier 1 or "core" capital as a percentage of quarterly average assets) was 8.5% for the first quarter. Tier 1 capital at March 31 was 8.8% of risk-adjusted assets and total capital was 12.1% of risk-adjusted assets, well above the regulatory minimums of 4% and 8% respectively. Average shares outstanding for the quarter were 199.2 million basic and 201.1 million diluted. Dual reporting of basic and diluted shares and earnings per share is required by an accounting rule, FAS 128, that took effect on December 31, 1997.

     CoreStates in November 1997 entered into an agreement to be merged into First Union Corporation. The merger was approved by shareholders of both companies on February 27, 1998, and last week was approved by the Federal Reserve Board, subject to an agreement of sale for branches being divested under a First Union agreement with the Department of Justice. Pending satisfaction of other conditions of closing, the merger is expected to be consummated by April 30, 1998.
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                           CORESTATES FINANCIAL CORP
                        (in thousands, except per share)



                                             Three Months Ended
                                                  March 31,
                                        ---------------------------
EARNINGS AND DIVIDENDS                       1998           1997
--------------------------------        -------------  ------------
Net interest income plus
  non-interest income...........         $   728,567   $   741,115
                                         ===========   ===========
Net income......................         $   202,910   $   198,113
                                         ===========   ===========
Net income per common share:
  Basic.........................         $      1.02   $      0.94
                                         ===========   ===========
  Diluted.......................         $      1.01   $      0.93
                                         ===========   ===========
Common shares outstanding:
  Average basic.................             199,245       211,276
                                         ===========   ===========
  Average diluted...............             201,111       213,162
                                         ===========   ===========
Dividends per common share......         $      0.50   $      0.47
                                         ===========   ===========

SELECTED FINANCIAL RATIOS
--------------------------------
Return on average total assets..                1.76%         1.82%
Return on average
  shareholders' equity..........               24.69%        21.89%
Net interest margin.............                4.92%         5.47%


                                                      December 31,
FINANCIAL POSITION AT                March 31, 1998       1997       March 31,1997
--------------------------------  ------------------   -----------   -------------
Assets.........................          $48,100,282   $48,460,965     $45,064,613
Loans...........................          34,999,592    34,813,886      33,091,816
Deposits........................          34,808,280    34,187,890      33,070,611
Shareholders' equity............           3,457,001     3,237,432       3,442,673


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